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                                                                    Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-127544 on Form S-3 of our report dated
February 25, 2005 (May 10, 2005 as to the effects of the restatement described in Note T to the consolidated financial statements), relating to the consolidated financial statements and financial statement schedules of CNA Financial Corporation and subsidiaries (which report expressed an unqualified opinion and included explanatory paragraphs relating to the restatement described in Note T to the consolidated financial statements and relating to the change in method of accounting for certain separate account products in 2004), and of our report on internal control over financial reporting dated February 25, 2005 (May 10, 2005 as to the effect of the material weakness described in Management's Report on Internal Control Over Financial Reporting (as revised)) (which report expressed an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K/A of CNA Financial Corporation and subsidiaries for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP

Chicago, Illinois
September 13, 2005